UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
Amendment No 2.
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Scorpio Bulkers Inc.
(Exact Name of Registrant as Specified in Its Charter)
Republic of the Marshall Islands	N/A
(State of Incorporation or Organization)	(IRS Employer Identification No.)
9, Boulevard Charles III MC 98000 Monaco
(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, $0.01 par value	The New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box.  ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Explanatory Note
This Amendment No. 2 (this "Amendment") to Form 8-A amends the information set forth in Item 1 of the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the "Commission") on December 10, 2013 by Scorpio Bulkers Inc. (the "Company"), and as amended by Amendment No. 1 to the Registration Statement on Form 8-A, filed with the Commission on January 4, 2016.
No new securities are being registered pursuant to this Amendment, which is being filed solely to update the description of the Company's issued shares of common stock, par value $0.01 per share (the "Common Shares"), included in the Form 8-A to reflect a reverse stock split of the Common Shares at a ratio of one-for-ten and the related reduction in the authorized Common Shares.
Item 1. Description of Registrants Securities to be Registered.
A reverse stock split (the "Reverse Stock Split") of the Common Shares became effective on April 7, 2020 (the "Effective Date").  Pursuant to the Reverse Stock Split, every ten Common Shares issued on the Effective Date were combined into one Common Share, without any change to the par value per share, and the number of authorized Common Shares was reduced from 212,500,000 to 31,875,000.  After the Reverse Stock Split, the Common Shares will have the same proportional voting rights and will be identical in all other respects to the Common Shares prior to the effectiveness of the Reverse Stock Split.  The number of authorized preferred shares will remain unchanged at 50,000,000.
The foregoing summary of the Reverse Stock Split is not complete and is qualified in its entirety by reference to the full text of the Articles of Amendment to the Amended and Restated Articles of Incorporation, as amended, of the Company, which was filed with the Commission on April 7, 2020 as Exhibit 3.1 to the Company's Report of Foreign Private Issuer on Form 6-K and is incorporated herein by reference.
Item 2. Exhibits.
The following exhibits are filed as part of this registration statement:
No.	Exhibit
3.1
Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form F-1, File No. 333-192246, declared effective by the Commission on December 11, 2013)

3.2
Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form F-1, File No. 333-192246, declared effective by the Commission on December 11, 2013)

3.3
Certificate of Correction to Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 1.3 to the Company's Annual Report on Form 20-F, filed with the Commission on March 1, 2016)

3.4
Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 1.4 to the Company's Annual Report on Form 20-F, filed with the Commission on February 28, 2017)

3.5
Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company's Report of Foreign Private Issuer on Form 6-K, filed with the Commission on June 1, 2018)

3.6
Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company's Report of Foreign Private Issuer on Form 6-K, filed with the Commission on April 7, 2020)

4.1	Form of Common Share Certificate (incorporated herein by reference to Exhibit 4.1 to the Company's Report of Foreign Private Issuer on Form 6-K, filed with the Commission on April 7, 2020)

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 7, 2020	SCORPIO BULKERS INC.

	By:	/s/ Hugh Baker
Name: Hugh Baker
Title: Chief Financial Officer